As filed with the Securities and Exchange Commission on January 26, 2026

Registration No. 333-_______

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM S-8

REGISTRATION STATEMENT UNDER

THE SECURITIES ACT OF 1933

EquipmentShare.com Inc

(Exact Name of Registrant as Specified in Its Charter)

Texas	47-2405753
(State or Other Jurisdiction of Incorporation or Organization)	(I.R.S. Employer Identification No.)

5710 Bull Run Drive Columbia, Missouri (573) 299-5222	65201
(Address of Principal Executive Offices)	(Zip Code)

EquipmentShare.com Inc 2016 Equity Incentive Plan
EquipmentShare.com Inc 2025 Omnibus Incentive Plan
EquipmentShare.com Inc 2025 Employee Stock Purchase Plan

(Full Title of the Plans)

Jabbok Schlacks
Co-Founder and Chief Executive Officer
EquipmentShare.com Inc
5710 Bull Run Drive

Columbia, MO, 65201

(Name and Address of Agent For Service)

(573) 299-5222

(Telephone Number, Including Area Code, of Agent for Service)

Copies to:

Michael Kaplan Pedro J. Bermeo Davis Polk & Wardwell LLP 450 Lexington Avenue New York, NY 10017 (212) 450-4000	John Griffin General Counsel EquipmentShare.com Inc 5710 Bull Run Drive Columbia, MO, 65201 (573) 299-5222

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, a smaller reporting company or an emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company” and “emerging growth company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer	☐	Accelerated filer	☐
Non-accelerated filer	☒ (Do not check if a smaller reporting company)	Smaller reporting company	☐
		Emerging growth company	☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act.  ☐

PART I

INFORMATION REQUIRED IN THE SECTION 10(a) PROSPECTUS

The information specified in Item 1 and Item 2 of Part I of Form S-8 is omitted from this Registration Statement on Form S-8 (this “Registration Statement”) in accordance with the provisions of Rule 428 under the Securities Act of 1933, as amended (the “Securities Act”), and the introductory note to Part I of the Form S-8 instructions. The documents containing the information specified in Part I will be delivered to the participants in the plans as required by Rule 428(b)(1).

PART II

INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3. Incorporation of Documents by Reference.

The following documents filed by EquipmentShare.com Inc (the “Registrant”) with the Securities and Exchange Commission (the “Commission”) pursuant to the Securities and Exchange Act of 1934, as amended (the “Exchange Act”), are incorporated by reference herein:

(1)        The Registrant’s Registration Statement on Form S-1/A filed by the Registrant with the Commission on January 13, 2026 (File No. 333-292018), which contains the Registrant’s audited financial statements for the latest fiscal year for which such financial statements have been filed (including any schedules appended thereto);

(2)        The Registrant’s prospectus filed by the Registrant with the Commission pursuant to Rule 424(b) under the Securities Act, relating to the Registrant’s Registration Statement on Form S-1/A filed by the Registrant with the Commission on January 23, 2026 (File No. 333-292018), including any amendments or supplements thereto; and

(3) The description of the Registrant’s capital stock which is contained in the Registrant’s Registration Statement on Form 8-A (File No. 001-43062), filed by the Registrant with the Commission on January 20, 2026, including any amendments or supplements thereto.

In addition, all documents filed by the Registrant pursuant to Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act, after the date of this Registration Statement and prior to the filing of a post-effective amendment that indicates that all securities offered hereby have been sold or which deregisters all securities then remaining unsold, are incorporated by reference in this Registration Statement and are a part hereof from the date of filing of such documents; except as to any portion of any future annual or quarterly report to stockholders or document or current report furnished under current Items 2.02 or 7.01 of Form 8-K that is not deemed filed under such provisions. Any statement contained in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of this Registration Statement to the extent that a statement contained herein or in any other subsequently filed document which also is or is deemed to be incorporated by reference herein modifies or supersedes such statement. Any statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Registration Statement.

Item 4. Description of Securities.

Not applicable.

Item 5. Interests of Named Experts and Counsel.

Not applicable.

Item 6. Indemnification of Directors and Officers.

The Texas Business Organizations Code (the “TBOC”) permits a corporation to indemnify a director who was, is or is threatened to be a named defendant or respondent in a proceeding as a result of the performance of his or her duties if such person acted in good faith and, in the case of conduct in the person’s official capacity as a director, in a manner he or she reasonably believed to be in the best interests of the corporation and, in all other cases, that the person reasonably believed his or her conduct was not opposed to the best interests of the corporation and with respect to any criminal action or proceeding, that such person had no reasonable cause to believe his or her conduct was unlawful. Subject to certain exceptions, the TBOC further permits a corporation to eliminate in its charter all monetary liability of the corporation’s directors and officers to the corporation or its shareholders for conduct in performance of such director’s duties, but not for a breach of the director’s duty of loyalty, an act or omission not in good faith that constitutes a breach of duty or involves intentional misconduct, or a knowing violation of law, or receipt of an improper benefit. Our amended and restated certificate of formation provides that a director or officer of the corporation will not be liable to the corporation or its shareholders for monetary damages for any act or omission by such person in the performance of his or her duties, except that there will be no limitation of liability to the extent the director or officer has been found liable under applicable law for: (i) breach of such person’s duty of loyalty owed to the corporation or its shareholders; (ii) an act or omission not in good faith that constitutes a breach of duty of such person to the corporation or that involves intentional misconduct or a knowing violation of the law; (iii) a transaction from which such person received an improper benefit, regardless of whether the benefit resulted from an action taken within the scope of such person’s duties; or (iv) an act or omission for which the liability of such person is expressly provided for by an applicable statute. Sections 8.101 and 8.103 of the TBOC provide that a corporation may indemnify a person who was, is or is threatened to be a named defendant or respondent in a proceeding because the person is or was a director only if a determination is made that such indemnification is permissible under the TBOC: (i) by a majority vote of the directors who at the time of the vote are disinterested and independent, regardless of whether such directors constitute a quorum; (ii) by a majority vote of a board committee designated by a majority of disinterested and independent directors and consisting solely of disinterested and independent directors; (iii) by special legal counsel selected by the board of directors or a committee of the board of directors as set forth in (i) or (ii); (iv) by the shareholders in a vote that excludes the shares held by directors who are not disinterested and independent; or (v) by a unanimous vote of the shareholders.

Section 8.104 of the TBOC provides that the corporation may pay or reimburse, in advance of the final disposition of the proceeding, reasonable expenses incurred by a present director who was, is or is threatened to be made a named defendant or respondent in a proceeding after the corporation receives a written affirmation by the director of his or her good faith belief that he or she has met the standard of conduct necessary for indemnification under Section 8.101 and a written undertaking by or on behalf of the director to repay the amount paid or reimbursed if it is ultimately determined that he or she has not met that standard or if it is ultimately determined that indemnification of the director is not otherwise permitted under the TBOC. Section 8.105 also provides that reasonable expenses incurred by a former director, or a present or former employee, agent, or officer of the corporation, who was, is or is threatened to be made a named defendant or respondent in a proceeding may be paid or reimbursed by the corporation, in advance of the final disposition of the action, as the corporation considers appropriate.

Section 8.105 of the TBOC provides that, subject to restrictions in its certificate of formation and to the extent consistent with other law, a corporation may indemnify and advance expenses to a person who is not a director, including an officer, employee, or agent of the corporation as provided by: (i) the corporation’s governing documents; (ii) an action by the corporation’s governing authority; (iii) resolution by the shareholders; (iv) contract; or (v) common law. As consistent with Section 8.105, persons who are not directors may seek indemnification and advancement of expenses from a corporation to the same extent that directors may seek indemnification and advancement of expenses from a corporation.

Further, our amended and restated certificate of formation and amended and restated bylaws provide that we must indemnify our directors and officers to the fullest extent authorized by law. We are also expressly required to advance certain expenses to our directors and officers, except for claims brought by us, and carry directors’ and officers’ insurance providing indemnification for our directors and officers for some liabilities. We believe that these indemnification provisions and the directors’ and officers’ insurance are useful to attract and retain qualified directors and executive officers.

We have also entered into indemnification agreements with each of our directors and executive officers. The indemnification agreements provide, among other things, for indemnification to the fullest extent permitted by the TBOC and our amended and restated certificate of formation and amended and restated bylaws against (i) any and all direct and indirect liabilities and reasonable expenses, including judgments, fines, penalties, interest and amounts paid in settlement of any claim with our approval and reasonable counsel fees and disbursements and (ii) any liabilities incurred as a result of serving as a director, officer, employee, or agent (including as a trustee, fiduciary, partner, or manager or in a similar capacity) of another enterprise or an employee benefit plan at our request. The indemnification agreements also provide for the advancement or payment of expenses to the indemnitee and for reimbursement to us if it is found that such indemnitee is not entitled to such indemnification under applicable law and our amended and restated certificate of formation and amended and restated bylaws or the terms of the indemnification agreements.

We maintain standard policies of insurance under which coverage is provided (a) to our directors and officers against loss rising from claims made by reason of breach of duty or other wrongful act, and (b) to us with respect to indemnification payments that we may make to such directors and officers.

Item 7. Exemption for Registration Claimed.

Not applicable.

Item 8. Exhibits.

Exhibit Number	Description

4.1	Amended and Restated Certificate of Formation (incorporated by reference to Exhibit 3.1 to the Registrant’s Current Report on Form 8-K, filed on January 26, 2026 (File No. 001-43062)).

4.2	Amended and Restated Bylaws (incorporated by reference to Exhibit 3.2 to the Registrant’s Current Report on Form 8-K, filed on January 26, 2026 (File No. 001-43062)).

5.1*	Opinion of Holland & Knight LLP.

23.1*	Consent of KPMG LLP

23.2*	Consent of Holland & Knight LLP (included in Exhibit 5.1).

24.1*	Power of Attorney (included in signature page hereof).

99.1	EquipmentShare.com Inc 2016 Equity Incentive Plan (incorporated by reference from Exhibit 10.15 to the Registrant’s Registration Statement on Form S-1/A, filed on January 13, 2026 (File No. 333-292018)).

99.2	EquipmentShare.com Inc 2025 Omnibus Incentive Plan (incorporated by reference from Exhibit 10.16 to the Registrant’s Registration Statement on Form S-1/A, filed on January 13, 2026 (File No. 333-292018)).

99.3	EquipmentShare.com Inc 2025 Employee Stock Purchase Plan (incorporated by reference from Exhibit 10.17 to the Registrant’s Registration Statement on Form S-1/A, filed on January 13, 2026 (File No. 333-292018)).

107*	Filing Fee Table

*	Filed herewith.

Item 9. Undertakings.

(a)                The undersigned Registrant hereby undertakes:

(1) To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:

(i)	To include any prospectus required by Section 10(a)(3) of the Securities Act;

(ii)	To reflect in the prospectus any facts or events arising after the effective date of this Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in this Registration Statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than 20 percent change in the maximum aggregate offering price set forth in the “Calculation of Filing Fee Table” set forth in Exhibit 107 to this Registration Statement;

(iii)	To include any material information with respect to the plan of distribution not previously disclosed in this Registration Statement or any material change to such information in this Registration Statement;

provided, however, that paragraphs (a)(1)(i) and (a)(1)(ii) do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in reports filed with or furnished to the Commission by the Registrant pursuant to Section 13 or Section 15(d) of the Exchange Act that are incorporated by reference in this Registration Statement.

(2) That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(b)                      The undersigned Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the Registrant’s annual report pursuant to Section 13(a) or Section 15(d) of the Exchange Act (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Exchange Act) that is incorporated by reference in this Registration Statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(c)                       Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions or otherwise, the Registrant has been advised that in the opinion of the Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Columbia, State of Missouri, on January 26, 2026.

EquipmentShare.com Inc

By:	/s/ Jabbok Schlacks
	Name:	Jabbok Schlacks
	Title:	Chief Executive Officer

POWER OF ATTORNEY AND SIGNATURES

KNOW ALL PERSONS BY THESE PRESENTS, that the undersigned hereby constitutes and appoints Jabbok Schlacks, William J. Schlacks IV, David Marquardt, Mark Wopata, and John Griffin and each of them, the true and lawful attorneys-in-fact of the undersigned, with full power of substitution and resubstitution, for him or her and in his or her name, place and stead, in any and all capacities, to sign this Registration Statement and any or all amendments to this Registration Statement, including post-effective amendments, and registration statements filed pursuant to Rules 413 or 462 under the Securities Act, and to file or cause to file the same, with all exhibits thereto, and other documents in connection therewith, with the Commission, granting unto said attorneys-in-fact full power and authority to do and perform each and every act and thing requisite and necessary to be done in and about the premises, as fully to all intents and purposes as he or she might or could do in person, hereby ratifying and confirming all that said attorneys or attorneys-in-fact or any of them or their substitute or substitutes may lawfully do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act, this Registration Statement has been signed below by the following persons on the dates and in the capacities indicated.

Signature	Title	Date

/s/Jabbok Schlacks Jabbok Schlacks	C-Founder, Chief Executive Officer and Director (Principal Executive Officer)	January 26, 2026

/s/William J. Schlacks IV William J. Schlacks IV	Co-Founder, President, Director & Board Secretary	January 26, 2026

/s/David Marquardt David Marquardt	Chief Financial Officer & Chief Accounting Officer (Principal Financial Officer and Principal Accounting Officer)	January 26, 2026

/s/William Bryan Hill William Bryan Hill	Director	January 26, 2026

/s/Jennifer Giacomazza Jennifer Giacomazza	Director	January 26, 2026

/s/Henry Yeagley Henry Yeagley	Director	January 26, 2026

/s/Naveen Bhatia Naveen Bhatia	Director	January 26, 2026

/s/John Weinstein John Weinstein	Director	January 26, 2026